Exhibit 10.1

LEAVE AND TERMINATION AGREEMENT

In Ermua, on December 15th 2016

On one side,

TENNECO AUTOMOTIVE IBERICA, S.A., with tax number A50005784, and address at Polígono Industrial Ureta, Ermua, Vizcaya, Spain (hereinafter, the “Company” or “TAISA”), represented in this act by Mr. Danny Pollaris.

On the other side,

MR. JOSEP MARIA FORNOS MONTSERRAT, address in Republica de Panama, Casa Arango, Calle 10 Este, 5-22, San Felipe, Ciudad de Panama (hereinafter, the “Executive” or “Mr. Fornos”), acting in his own name and behalf.

Hereinafter, and for the purposes of this agreement, unless they are referred to individually, the Company and the Executive will be jointly referred to as the “Parties”.

The Parties declare to have, and recognize each other’s legal capacity to enter into this agreement.

WHEREAS

I.	Mr. Fornos is registered as an employee of TAISA since August 1, 2010.

II.	TAISA belongs to a multinational group of companies formed by, among others, the following entities: Tenneco Inc. (“Tenneco”) and its subsidiaries and affiliates, including but not limited to, Tenneco Automotive Europe BVBA, Tenneco Automotive Europe NV and Tenneco GmbH (hereinafter, the “Tenneco Entities”).

III.	Mr. Fornos has signed the following employment agreements with the Tenneco Entities: (i) Agreement dated June 7, 2000 between Tenneco Automotive Europe NV and Mr. Fornos; (ii) Agreement dated March 1, 2007 between Heinrich Gillet GmbH (today known as Tenneco GmbH) and Mr. Fornos; (iii) Letter of Understanding dated August 10, 2010 between Tenneco and Mr. Fornos; (iv) Letter of Understanding dated December, 2010 between Tenneco and Mr. Fornos; (v) Letter of Understanding dated January, 2012 between Tenneco and Mr. Fornos; (vi) Letter of Understanding dated October 7, 2015 between Tenneco and Mr. Fornos (all together, hereinafter, the “Previous Agreements”).

IV.	Mr. Fornos has been on split payroll in TAISA and in other Tenneco Entities for the past years, due to the nature of his position and his international functions.

V.	Since February 1, 2012 Mr. Fornos has been working as an expatriate of TAISA, based in the offices of Tenneco Automotive Europe BVBA. During this period, Mr. Fornos’ payroll has been managed by Tenneco Automotive Europe BVBA, even though he has remained as an employee of TAISA for Social Security purposes, specially authorized by the Social Security Authorities of Belgium and Spain, pursuant to the correspondent A1 certificates.

VI.	Through this agreement (hereinafter, the “Agreement”), the Parties want to regulate (i) the repatriation of Mr. Fornos to Spain, (ii) his leave of absence from April 1, 2017 until Mr. Fornos’ retirement on March 31st, 2018 (hereinafter, the “Retirement Date”), and (iii) the termination of any existing relation with the Tenneco Entities as of the Retirement Date.

VII.	For these purposes, Tenneco Automotive Europe BVBA and Mr. Fornos have signed a Transaction Regarding the Termination of the Employment Agreement to settle the terms and conditions of the termination of the Previous Agreements, which will be effective as of January 1, 2017 (hereinafter the “Belgian Transaction Agreement”).

This Agreement is subject to the following

CLAUSES

1.	Repatriation to Spain

1.1.	As of January 1, 2017 (hereinafter, the “Effective Date”), Mr. Fornos will be transferred to Spain and he will no longer be considered an expatriate of TAISA. As of the Effective Date the only existing employment relation between any Tenneco Entity and Mr. Fornos will be with TAISA and his payroll will be managed by TAISA in Spain, rather than by Tenneco Automotive Europe BVBA.

1.2.	Between the Effective Date and March 31, 2017, Mr. Fornos will continue developing his functions as Executive Vice President Enterprise Business Initiatives of Tenneco, and will ensure a smooth transition to his successor in that position.

1.3.	TAISA will cover the moving and relocation expenses of the Executive and his family back to Spain, based, for the moving costs, on the most optimal offer (based on a cost efficient approach) upon three (3) quotes presented by the Executive. In any case these costs shall not exceed the amount of 15,000 Euro, Value Added Tax excluded. The Company will cover these expenses until one (1) month after the termination of the Agreement, as regulated in Clause 3 of the Agreement.

1.4.

Effective March 31, 2017, Mr. Fornos will resign from all other positions or mandates he currently holds in the board of directors or management bodies of the Tenneco Entities, including the following positions: (i) Manager of Tenneco (TM Belgium) BVBA, (ii) Manager of Tenneco Automotive Europe BVBA, (iii) Director of Tenneco Automotive Portugal – Componentes Para Automovel, Unipessoal, FDA, (iv) Director of Tenneco

Automotive Volga LLC, and (v) Director of Tenneco Emission Control (Pty) Ltd. For these purpose, Mr. Fornos will sign and submit to each of those entities the appropriate resignation letters and/or documents, which will be provided to him by Tenneco.

2.	Leave of absence

2.1.	As from April 1, 2017 and until the Retirement Date (hereinafter, the “Leave of Absence Period”), Mr. Fornos will be on leave of absence, i.e., he will not be compelled to develop his functions and duties, but he will keep his salary and benefits, as described below.

2.2.	During the Leave of Absence Period Mr. Fornos will be entitled to an annual base salary of 465,000 Euros gross, subject to the applicable tax withholdings and social security deductions, paid monthly in arrears.

2.3.	Mr. Fornos will get paid the bonus for the 2016 performance period under the Tenneco Inc. Executive Bonus Plan (the “Executive Bonus Plan”), as and when such bonus becomes payable according to the terms and conditions of the Executive Bonus Plan, subject to the applicable tax withholdings and social security deductions. The final amount of the bonus payable to Mr. Fornos under the Executive Bonus Plan for the 2016 performance period is still to be established by Tenneco, according to the terms and conditions of the Executive Bonus Plan.

2.4.	The bonus for the 2017 performance period under the applicable plan will be paid to Mr. Fornos in the first quarter of 2018, at the target amount, i.e. 395,250 Euros gross, subject to the applicable tax withholdings and social security deductions, which is the equivalent to 85% of Mr. Fornos’ 2017 annual base salary.

2.5.	Mr. Fornos’ current and previously granted awards under the Tenneco Inc. 2006 Long-Term Incentive Plan, as amended (hereinafter, the “LTIP”) will continue in force and will follow the terms and conditions contained in the LTIP and related award agreements. Mr. Fornos will receive no further LTIP awards in 2017 and 2018. Furthermore, Mr. Fornos agrees that, with effect from the date of this Agreement, he shall no longer be considered a “Key Executive” as that term is defined in the Tenneco Inc. Change In Control Severance Benefit Plan for Key Executives as amended and restated effective December 12, 2007 (as amended thereafter from time to time) and waives any right or claim under or in connection with such change in control severance plan.

2.6.	During the Leave of Absence Period Mr. Fornos will continue enjoying the following benefits, with the same level as he is currently enjoying today: (i) extra medical insurance plan for him and his wife; (ii) housing costs (rental and utilities) reimbursement for apartment in Belgium, until he moves back to Spain; (iii) company car, under the same current car lease at a value of 2,064 Euros per month; (iv) contributions of TAISA to the Spanish defined contribution plan; and (v) Spanish life and disability plan. At the expiration of the vehicle lease TAISA representatives will work with Mr. Fornos and the vehicle leasing company to arrange for TAISA to pay for purchase of the vehicle and transfer of title to the vehicle into Mr. Fornos’ name.

2.7.	During the Leave of Absence Period, Mr. Fornos will be deregistered from the Social Security as an active employee of TAISA. During the Leave of Absence Period, Mr. Fornos may enter into a special agreement with the Spanish Social Security for the purpose of making direct contributions and maintaining his right to Social Security welfare benefits, including the retirement pension (Convenio Especial con la Seguridad Social). In connection with the foregoing, TAISA will reimburse Mr. Fornos the amount of direct contributions he makes under the special agreement with the Spanish Social Security during the Leave of Absence Period. The Parties acknowledge and agree that the reimbursement amount shall be the actual amount Mr. Fornos contributes, not to exceed the amount that TAISA would have paid into the Spanish Social Security system on behalf of Mr. Fornos as if he were registered as an active employee. In addition, TAISA shall cause the Company’s global Tax Advisors (currently KPMG) to provide advice and assistance, at TAISA’s expense, to Mr. Fornos to enable him to complete the process of filing the forms to enter into this special agreement with the Spanish Social Security and any other actions necessary to maintain the special agreement with the Spanish Social Security during, and to terminate the special agreement at the end of, the Leave of Absence Period.

2.8.	During the Leave of Absence Period TAISA may require Mr. Fornos to cooperate with the Tenneco Entities, provided that he is required with reasonable notice, and the Company covers any costs and expenses of Mr. Fornos in the discharge of those duties.

3.	Termination

3.1.	Mr. Fornos will retire on or before the Retirement Date. For this purpose, Mr. Fornos will file, no later than 3 months before the Retirement Date, the official retirement form to the correspondent Spanish Social Security Authorities (Instituto Nacional de la Seguridad Social or the office which replaces it). Should for any reason, Mr. Fornos fail to file the official retirement form and as a consequence he does not obtain the official retirement status on or before the Retirement Date, Mr. Fornos will not be able to claim any further additional compensation from TAISA or any related entity.

3.2.	Notwithstanding the above, this Agreement and the employment relation with TAISA and any other Tenneco entities will automatically terminate on March 31, 2018.

3.3.	Upon or promptly following the Retirement Date, without prejudice to any other amounts which are owed to Mr. Fornos pursuant to this Agreement, TAISA will pay to Mr. Fornos an additional termination premium of 300,000 Euros gross, subject to tax withholdings and social security deductions.

3.4.	TAISA guarantees the payment of all the amounts agreed in this Agreement to Mr. Fornos’ legal heirs in the event of Mr. Fornos’ death after the date of signing of this Agreement.

3.5.	Mr. Fornos declares that he has personally reviewed this Agreement in its entirety and that he has been able to get professional advice in this regard. Therefore, upon receipt by Mr. Fornos of the amounts agreed in this Agreement, he will declare himself automatically and fully settled, and he grants to TAISA and/or the Tenneco Entities an irrevocable and full release in connection with the termination of the Agreement, the termination of the Previous Agreements, and with the termination of all relations of any type and nature between Mr. Fornos and the Tenneco Entities, and with respect to any covenants, claims, lawsuits, compensation of any kind whatsoever, including actual or potential, severance, indemnity, attorney fees and/or similar, and rights and obligations of any nature whatsoever that Mr. Fornos might assert against TAISA, the Tenneco Entities and/or the members of their governing bodies, executives, directors, officers, agents and/or employees. The release agreed in this Clause does not include the right of the Parties to assert their rights derived from the covenants included in this Agreement.

3.6.	Mr. Fornos is aware and agrees that this Agreement represents his total separation from TAISA and the Tenneco Entities as from the Retirement Date. Consequently, Mr. Fornos commits himself, as from the day this Agreement is signed, not to bring any kind of claim or action, whether before any judicial or any administrative body, in connection with any pacts, rights or obligations arising from this Agreement, the Previous Agreements, or their termination, or from any agreement, pact, collective bargaining agreement, verbal arrangement, job offer, or any other document subscribed by Mr. Fornos and TAISA and/or the Tenneco Entities in the past to this date, unless it is a claim or action directly derived from the covenants contained in this Agreement. The foregoing commitment is expressly conditioned upon the Tenneco Entities fully performing their obligations under this Agreement.

4.	Miscellanea

4.1.	Tax support: Mr. Fornos will be provided financial advice, at TAISA’s expense, from the Company’s global Tax Advisors (currently KPMG), to explain and discuss his Spanish non-resident income tax situation. TAISA also agrees to bear all KPMG’s advising costs related to the preparation of the tax returns of Mr. Fornos in the different countries concerned (Spain and Belgium), insofar as these tax returns relate to amounts paid during the execution of this Agreement or at the termination thereof. This agreement of TAISA is subject to the condition that Mr. Fornos provides all the necessary supporting documents in order to allow KPMG to establish these tax returns within a maximum period of two months prior to the date of filing. Failing to meet this deadline, the KPMG’s advising support will be limited to communicating the tax codes to Mr. Fornos, who will then be solely responsible for completing and filing the tax returns.

4.2.

Unless otherwise expressly stated in this Agreement and excluding the Belgian Transaction Agreement, this Agreement supersedes all other agreements, letters of understanding, incentive plans and any other documents, signed in any jurisdictions between Tenneco and Mr. Fornos, including but not limited to, the Previous Agreements and the Tenneco Inc. Change in Control Severance Benefit Plan for Key Executives as Amended and Restated effective December 12, 2007 (and as amended thereafter from time to time).

4.3.	For the duration of this Agreement, Mr. Fornos will remain subject to all of Tenneco’s policies and Code of Conduct, including the Insider Trading Policy, which, among other things, limits the timing and types of transactions he may make with respect to Tenneco securities and related derivatives; provided, however, that the Parties acknowledge that during the period of leave Mr. Fornos will no longer be a Section 16 officer and as such will not be required to seek pre-clearance for the trading of such securities or derivatives. Nothing in this Agreement, including this Section 4.3, shall be construed to prohibit Mr. Fornos from serving on governing bodies of enterprises that do not compete or trade with any of the Tenneco Entities.

4.4.	This Agreement will be governed by the laws of Spain, and any dispute between the Parties will be solved by the Courts of Spain.

In witness whereof, the Parties have signed all the pages of this Settlement Agreement in two counterparts, each to the same effect, in the place and date first written above.

/s/ Danny Pollaris	/s/ Josep María Fornos Montserrat
Danny Pollaris Tenneco Automotive Ibérica, S.A.	Josep María Fornos Montserrat